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                                                                    Exhibit 99.1

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[LOGO]                          NEWS RELEASE
AK Steel

Contacts: Media - Alan  H. McCoy, Vice President, Public Affairs (513) 425-2826
          Investors - James L. Wainscott, Vice President, Treasurer  and CFO
          (513) 425-5392

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            Department of Justice Completes AK Steel Merger Review
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MIDDLETOWN, OH, August 27, 1999--AK Steel (NYSE: AKS) today said that the U.S.
Department of Justice has completed its antitrust review of AK Steel's proposed merger with Armco Inc. (NYSE: AS). Accordingly, AK Steel and Armco may now proceed with their merger, which will be submitted to a vote of the stockholders of both companies on September 29, 1999.

        In connection with the Department of Justice review, AK Steel agreed to grant Wheeling-Nisshin, Inc. rights under various AK Steel patents, effective upon the closing of the merger, relating to hot-dip aluminum coated stainless steel strip used primarily in automotive exhaust system applications. The license will enable Wheeling-Nisshin to proceed with product development efforts that it previously initiated under arrangements with Armco.

        AK Steel produces flat-rolled steel products for automotive, appliance, construction and manufacturing industries. The company employs about 5,800 men and women in its plants and offices in Middletown, Ohio, Ashland, Kentucky and Rockport, Indiana. Armco employs about 5,700 and is a leading producer of specialty flat-rolled stainless, electrical and galvanized steels with plants in Butler, Pennsylvania and Coshocton, Dover, Mansfield and Zanesville, Ohio. Armco also produces snow and ice control products, standard pipe and tubular products and operates a major industrial park on the Houston, Texas ship channel.


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